EXHIBIT 21
                                  Subsidiaries

                                               STATE OR OTHER JURISDICTION
SUBSIDIARY                                     OF INCORPORATION OR ORGANIZATION
------------------------------------------     --------------------------------
1.  Merocel Corporation                           Delaware
2.  Merocel Foreign Sales Corporation(1)          Virgin Islands
3.  Merocel Funding Corporation(1)                Delaware
4.  Xomed, Inc.                                   Delaware
5.  Xomed International, Inc.                     Delaware
6.  Xomed Canada, Inc.(2)                         Canada
7.  Xomed Australia PTY Limited(2)                Australia
8.  Xomed U.K. Ltd.(2)                            Great Britain
9.  Xomed France, S.A.(2)                         France
10. Xomed Deutschland, GmbH(2)                    Germany
11. Xomed-Treace, P.R. Inc.                       Delaware
12. FESSCo., Inc.                                 Delaware
13. TreBay Medical Corporation                    Delaware


(1) A subsidiary of Merocel Corporation.
(2) A subsidiary of Xomed International, Inc.